Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY DECLARES
DIVIDENDS ON CLASS Q AND CLASS R CUMULATIVE PREFERRED STOCK AND
ANNOUNCES REDEMPTION OF ALL OUTSTANDING SHARES OF CLASS Q
CUMULATIVE PREFERRED STOCK
DENVER, COLORADO, February 17, 2006
Apartment Investment and Management Company (“Aimco”) (NYSE:AIV, AIVPrQ, AIVPrR) announced today that its Board of Directors declared a dividend of $0.63125 per share on its 10.1% Class Q Cumulative Preferred Stock and a dividend of $0.625 per share on its 10.0% Class R Cumulative Preferred Stock. Dividends for both classes of preferred stock are payable on March 15, 2006 to shareholders of record on March 1, 2006.
In addition, Aimco announced today that it has given notice that it is redeeming all outstanding shares of its Class Q Cumulative Preferred Stock (CUSIP No. 03748R-85-3) on March 19, 2006 at a redemption price per share of $25.00 plus an amount equal to accumulated and unpaid dividends thereon to the redemption date of $0.035, for a total redemption price of $25.035 per share. The redemption price is payable only in cash, and is in addition to the regular dividend of $0.63125 per share payable as indicated above.
Computershare is acting as redemption agent, and may be contacted at (800) 730-6001.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 21 regional operating centers. Aimco, through its subsidiaries, operates 1,370 properties, including approximately 240,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.